Table of Contents

Exhibit 4.10

MERGER AGREEMENT

entered into by and among, inter alia,
on the one side,

TIM INTERNATIONAL N.V.

and, on the other side,

BRASIL TELECOM S.A.

dated as of
APRIL 28th, 2005

MERGER AGREEMENT

This MERGER AGREEMENT (this "Agreement") is entered into on this 28th day of April, 2005, in the City of São Paulo, State of São Paulo, Brazil, by and among, on the one side,

1. TIM INTERNATIONAL N.V., a company organized and existing under the laws of the Netherlands, with head office at 1629 Strawinskylaan WTC, Tower B, 16th floor, 1077 ZX Amsterdam, The Netherlands ("TIMINT");

2. TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A., a company organized and existing under the laws of Brazil, with head office at Avenida das Américas, 3434, Bloco 1, 6.° andar, Centro Empresarial Mário Henrique Simonsen, Barra de Tijuca, Rio de Janeiro, RJ, Brazil, CNPJ/MF no. 02.600.854/0001 -34 ("TIMB");

(TII and TI are sometimes also individually referred to as a "TI Party" and, collectively, as the "TI Parties"), and, on the other side;

3. BRASIL TELECOM S.A., a company organized and existing in accordance with the laws of Brazil, with head office at SIA SUL, ASP, Lote D, Bloco B, Brasília, DF, Brazil, CNPJ/MF no. 76.535.764/0001 -43 ("BT");

4. 14 BRASIL TELECOM CELULAR S.A., a wholly-owned subsidiary of BT organized and existing in accordance with the laws of Brazil, with head office at SIA SUL ASP, Lote D, Bloco B, Térreo – parte, Brasília, DF, Brazil, CNPJ/MF no. 05.423.963/0001 -11 ("BTC");

(BT and BTC are sometimes also individually referred to as a "BT Party" and, collectively, as the "BT Parties");

WHEREAS:

A. BT holds (i) concessions to exploit domestic long distance ("LDN") switched fixed telephony service ("STFC") and local STFC in Region II under the General Licensing Plan ("PGO"); (ii) authorizations to exploit Local STFC and LDN STFC in Regions I and III and Sectors 20, 22 and 25 of Region II of the PGO; and authorizations to exploit International Long Distance ("LDI") STFC in Regions I, II and III of the PGO;

B. BTC, a wholly-owned subsidiary (subsidiária integral) of BT, holds authorizations to render personal mobile service ("SMP") in Region II, Areas 5, 6, 7 covering all such Region II of the PGA-SMP, (the "BTC Authorizations") and the relevant "E" radiofrequency sub-bands associated with the BTC Authorizations (the "BTC Frequencies");

C. TIMINT is the controlling shareholder of TIMB, which, in turn, is the direct or indirect controlling shareholder of certain companies that hold SMP Authorizations in Regions I, II and III of the PGA-SMP and LDN STFC and LDI STFC authorizations in Regions I, II and III of the PGO;

D. TIMINT and BT have decided to merge BTC into TIMB, convinced that, once implemented and followed by the other actions described below, such merger will result in value creation for BT, the only shareholder of BTC, and for TIMB, and that implementation of such merger will enable the group of Telecom Italia International N.V. and BT, including BTC and TIMB, to resolve the overlapping of mobile and fixed licenses referred to in ANATEL's Act no. 41.780/2004 and to comply with ANATEL's orders contained in such Act;

E. In this regard, the Parties wish to regulate herein those and other obligations, covenants and agreements among them;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties agree to enter into this Agreement in accordance with the following terms and conditions:

1. DEFINITIONS; INTERPRETATION

1.1 Defined Terms

In addition to the terms defined in the preamble above, as used in this Agreement the following capitalized terms shall have the following meaning:

"Affiliate" shall mean, with respect to any person, any other person directly or indirectly Controlling or Controlled by such person or otherwise under direct or indirect common Control with such person. For the avoidance of doubt, (i) an investment fund that is managed by a person shall be deemed as an Affiliate of such person, and (ii) a limited partnership in which a person serves as the general partner shall be deemed as an Affiliate of such person.

" Anatel" shall me an Agência Nacional de Telcomunicações, the national telecommunication agency of Brazil.

"Authorization" shall mean an authorization, consent, approval, order, resolution, license, concession, permit, notice, exemption, filing, registration or notarization of any Court or Governmental Authority.

"Business Day" shall mean any day on which banks are open in the cities of São Paulo and Rio de Janeiro.

"CADE" shall mean the Conselho Administrativo de Defesa Econômica, the Brazilian antitrust agency.

"Chamber" shall have the meaning set forth in Section 11.10

"Claim" shall mean any claim, demand, lawsuit, action, litigation, arbitration or administrative proceeding filed or brought by or against a person.

"Control" shall mean the power jointly or severally to direct or to cause the direction of the management and policies of a person and to appoint the majority of the managers (administradores) of such person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlling", "Controlled" and other similar expressions shall have a meaning corollary to that of Control.

"Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof, any court, tribunal or arbitration tribunal or authority, autarchies, agencies and any body or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including CADE, CVM and Anatel.

"Indemnified Party" shall have the meaning set forth in Section 9.4.

"Indemnifying Party" shall have the meaning set forth in Section 9.4.

"Indemnity Claim" shall have the meaning set forth in Section 9.4.

"Law" shall mean any law, decree, provisional measure (medida provisória), regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, guideline, policy, writ, judgment, preliminary relief, injunction, order or request of any Governmental Authority, including fiscal or monetary authority, and their interpretation, administration and application, whether or not having the force of formal law.

"Lien" shall mean any liens (gravames), encumbrances (ônus), including any security interests (direitos reais de garantia) such as pledges (penhor) or mortgages (hipoteca), guarantees, chattel mortgages (alienações fiduciárias), antichresis (anticreses), seizures (penhora), arrests (arrestos), injunctions (liminares or antecipações de tutela), judgments (sentenças), usufructs (usufrutos), options, shareholders agreements and any other rights, claims or charges of third parties (including rights of first refusal, promises, covenants, conditions or restrictions of any kind).

"Loss" shall have the meaning set forth in Section 9.2.

"Merger Protocol" shall have the meaning set forth in Section 2.1.

"Rules" shall have the meaning set forth in Section 11.11.

"Subsidiary" shall mean any Affiliate of TIMB that holds SMP Authorizations;

1.2 Rules of Interpretation

In this Agreement, unless the contrary intention appears:

(a) a reference in this Agreement to the singular includes a reference to the plural and vice versa;

(b) a "person" includes any individual, company, corporation, investment fund, trust, unincorporated association or body of persons (including a partnership, joint venture or consortium), Governmental Authority, international or multilateral organization or other entity, as well as its successors, transferees and assigns;

(c) an "amendment" includes any modification, supplement, novation, restatement or re-enactment and "amended" is to be construed accordingly;

(d) a provision of Law is a reference to that provision as amended or re-enacted;

(e) an Article, Section, Schedule or Exhibit is a reference to an article of, section of, schedule to or exhibit to this Agreement;

(f) the terms "including", "include" or "includes" shall be deemed to be followed by the phrase "but not limited to"; and

(g) the index to and the headings in this Agreement are for convenience only and are to be ignored in the interpretation of this Agreement.

2. STEPS OF THE MERGER

2.1 Execution of the Merger Protocol

BT, BTC, TIMINT and TIMB shall, oil the same date hereof, execute and deliver the merger protocol (the "Merger Protocol"), whose model is attached hereto as Annex 1.

2.2 Hiring the Appraiser

As soon as possible after the execution of the Merger Protocol, BT shall hire the appraiser named in the Merger Protocol and instruct it to carry out the appraisal of the intrinsic equity value of BTC and TIMB. The appraiser shall also be required to provide a fairness opinion to BT on the fairness of the consideration to be received by BT in connection with the merger of BTC into TIMB. The cost of such appraisals and of the fairness opinion shall be borne exclusively by BT.

2.3 Appraisals

BT will contractually bind the appraiser to prepare its appraisal within thirty days of the date hereof. The appraisals are to determine the intrinsic equity value of each of TIMB and BTC as of March 31, 2005, in each case considering any intercompany debt in either BTC or TIMB as equity to the extent such debt will be capitalized by the time the merger occurs. The valuation of BTC shall take into account the effects of the indebtedness (for these purposes, any vendor financing accounts payable, any accounts payable past due by more than 90 days and any accounts payable with a maturity of greater than 90 days from the date hereof will also be considered as debt) but not those of any commercial arrangements between TIMB and BTC entered into after the date hereof. BTC will furnish to such appraiser its audited (or subjected to limited review) March 31, 2005, financial statements, as well as such additional historical financial information and forecasts normally required for similar assignments, to the extent available, for such appraiser to establish BTC's intrinsic equity value. TIMB will furnish to such appraiser its audited (or subjected Lo limited review) March 31, 2005, financial statements, as well as such additional historical financial information and forecasts normally required for similar assignments, to the extent available, for such appraiser to establish TIMB' s intrinsic equity value. All such information and forecasts shall be supplied by TIMB and BTC to the appraiser and thereafter used by the appraiser solely for the purposes of establishing TIMB's and BTC's respective intrinsic equity value, and will be subject to a confidentiality agreement, including a provision that the appraiser shall commit that the information and forecasts of any TI Party are not furnished to or shared with any BT Party, or vice versa, without the Party in question's prior consent (except to the extent unavoidably reflected in the appraisal report). The values determined through such appraisal must be specific point estimates and not a range or ranges. The appraiser shall deliver to each of TIMB and BT, on the same date, a copy of both appraisal reports and the fairness opinion.

2.4 Determination of the Consideration of the Merger

On the 2nd Business Day following the day on which the approvals referred to in Section 2.10(c) shall have been received, TIMB shall deliver to BT a notice where TIMB shall specify to BT the consideration that will be paid to BT in respect of the merger, according to the criteria of the Merger Protocol.

2.5 Shareholders' Meetings of TIMB

Subject to the fulfillment of the conditions precedent set forth in Section 2.10, on the 2nd Business Day date following the day on which TIMB and BT receive the notice referred to in Section 2.4, above (the "Date of the Merger"), a meeting of the shareholders of TIMB shall be held, at which TIMINT, as the majority shareholder of TIMB, shall (i) approve the Merger Protocol, (ii) authorize a capital increase in the same amount as that contained in the notification referred to in the Section 2.4, (ii) ratify the appointment of the appraiser by BT, (iii) approve the appraisal reports, and (iv) approve the merger, using the consideration contained in the notification referred to in Section 2.4.

2.6 Shareholder's Meeting of BTC

On the Date of the Merger, a meeting of the sole shareholder of BTC shall be held, at which BT, as the sole shareholder of BTC, shall approve the Merger Protocol, the appraisal reports and the merger, using the consideration contained in the notification referred to in Section 2.4, and shall authorize BTC's officers to carry out all actions necessary for the merger, including the subscription of the capital increase of TIMB.

2.7 Consummation of the Merger

Immediately following the shareholders' meetings referred to in Sections 2.5 and 2.6 BT and BTC shall cause BTC's officers to carry out all actions necessary for the merger, including the subscription of the capital increase of TIMB. TIMB will be responsible for the of the merger documents with the Commercial Registry and for their publication. BT shall use its best efforts to cause its officers, directors and employees to fully cooperate with TIMB in transferring to TIMB the operations, clients, assets and obligations of BTC.

2.8 Transactions after the Merger

After BTC is merged into TIMB, it shall thereafter be incumbent solely upon TIMB to resolve the overlap of mobile licenses, which solution shall constitute part of the filings referred to in Section 2.9, below, provided that TIMB or its Subidiaries shall maintain their existing and original SMP licenses with national coverage, but will return its LDN and LDI licenses to Anatel.

2.9 Anatel and CADE Filings

Within ten Business Days of the date hereof, TIMB and BT shall submit a filing relating to the merger for the prior approval of Anatel. Within fifteen Business Days of the date hereof, TIMB and BT shall jointly submit a filing relating to the merger for the approval of CADE, also as required by applicable Law, provided that such Ming will be made within twenty Business Days of the date hereof if any administrative order or injunction now in force is lifted prior to the said fifteenth Business Day. TIMB shall coordinate such filings and BT shall fully cooperate with TIMB and its counsel in connection therewith. The Parties shall cooperate with each other and provide in reasonable time all information that may be required in connection with such filings. Unless otherwise agreed to by the Parties, all legal and filing costs related to the CADE and Anatel filings shall be shared in equal parts among TIMB and BT.

2.10 Conditions Precedent to the Merger

The obligations of the TI Parties to hold the shareholders' meetings relating to the merger and to approve and consummate the merger shall be subject to the fulfillment and satisfaction, at or prior to the Date of the Merger, of the following conditions precedent, unless otherwise waived in writing by the TI Parties:

(a) all representations and warranties of each BT Party contained in this Agreement shall be true and correct in all material respects as of the date hereof, and such representations and warranties shall be true and correct in all material respects as of the Date of the Merger as if made at and as of such time;

(b) the BT Parties shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Date of the Merger;

(c) the parties shall have submitted to Anatel and, if the Date of Merger is later than the stipulated filing date, to CADE the filings referred to in Section 2.9; and both Anatel's consent for the merger and any other transactions contemplated in the filings and any consent therefor of CADE required pursuant to any administrative order or injunction now in force, shall have been obtained and shall be in full force and effect;

(d) no Law or other legal restraint shall prevent or otherwise affect the consummation of the transactions contemplated.

3. CERTAIN OBLIGATIONS.

3.1 Right to Terminate Agreements

The BT Parties agree, for themselves and their respective Affiliates, that TIMB and its Affiliates shall have the right to terminate at their sole discretion, at any time after the Date of the Merger, without cause, any agreements entered into prior to the Date of the Merger between BTC on one side, and BT or any of their respective Affiliates or related parties on the other side on other than an arm' s length basis, and such termination shall not give rise to any liability or obligation for TIMB or any of its Affiliates to pay damages, penalties, costs, expenses or any other amounts, whether contemplated in such agreements or not. A list of all contracts and agreement between or among BTC and BT or any Affiliate of BT shall be delivered to TIMB on the Date of the Merger.

3.2 Termination of Guarantees

The BT Parties shall, prior to the Date of the Merger, use their best efforts to cause all guaranties granted by BTC, either in the form of personal guaranties (garantias fidejussórias) or in the form of collateral (garantias reais) in respect of any third parties' obligations to be released by the respective creditors. In the event that any such guaranty may not be released, BT shall provide the TI Parties, as the case may be, with counter-guaranties reasonably satisfactory to them.

3.3 Financial information

TIMB shall deliver to BT, within 45 days of the expiry of each calendar quarter, the audited (or subject to limited review) financial statements of TIMB which will be consolidated into the quarterly financial statements of its parent company. TIMB shall also timely respond to any reasonable requests or inquiries of BT with respect to such financial statements whenever such response is necessary for BT's own reporting or auditing requirements or obligations, provided that TIMB is not obligated to disclose any confidential information.
Further, to the extent it will be possible and legally permissible, TIMINT shall use commercially reasonable efforts to allow BT to designate a Board member in TIMB. Such right of designation shall in any event automatically expire when BT will cease to own at least 50% of the participation acquired on the Date of the Merger.

3.4 Tag- Along /Drag- Along

In the event TIMINT, on or prior to the second anniversary of the date hereof, intends to sell its participation in TIMB to a third party (the "Potential Buyer"), (i) BT shall be granted a tag-along right allowing BT to sell its participation in TIMB to the Potential Buyer on the same terms and conditions agreed between TIMINT and the Potential Buyer; and (u) TIMINT shall be granted a drag-along right on BT participation in TIMB allowing TIMINT to compel BT to transfer its participation in TIMB to the Potential Buyer on the same terms and conditions TIMINT will transfer to the Potential Buyer its own participation in TIMB.

The final terms and conditions of the above rights will be negotiated between the Parties before the Date of the Merger.

4. INTERIM AGREEMENTS BETWEEN BTC, BT AND TIMB OR ITS SUBSIDIARIES

In anticipation of the merger transaction that continues to be the ultimate objective of the parties, and, as soon as practicable after signature of this Agreement, BTC, BT and TIMB and/or the Subsidiaries will, to the fullest extent permitted by applicable regulation and antitrust rules, enter into one or more commercial agreements as follows:

(i) The Subsidiaries will provide BTC a National Roaming Agreement on a most-favored-customer basis allowing BTC to offer access to nationwide services to its customers utilizing GSM technology, provided that BTC shall not have any roaming agreement domestically other than with Subsidiaries.

(ii) The Subsidiaries will facilitate BTC's access to GSM-based International Roaming with Subsidiaries abroad as well as third-party carriers allowing BTC to offer international services to its customers.

(iii) The relevant Subsidiaries and BTC will enter into reciprocal GSM-based Regional Roaming Agreements on a most-favored-customer basis allowing each to benefit from the need to make only such network expansion investments as it specifically wants or to substitute for such using said roaming services.

Through these agreements BTC will: (a) increase the coverage to the same extent of the Subsidiaries, also considering the planned coverage expansion of the Subsidiaries, and (b) reduce expenditures for investments relative to required capacity upgrades that will now be provided by the Subsidiaries.

(iv) BT will be the preferred provider of TIMB for leased lines, cables and backbone transmission facilities that will be granted on a "most favored customer" basis; and

(v) BT will be a provider of TIMB and the Subsidiaries, on a "most favored customer" basis, for Site and Infra-Structure Sharing to support its Network rollout plan.

The commercial agreements will expire at the earlier of (i) the Date of the Merger or (ii) one year of their execution; provided that those referred to in items (iv) and (v), above, shall survive for their stated terms.

5. AGREEMENTS BETWEEN BT AND TIMB OR ITS SUBSIDIARIES

5.1. Negotiation of Operational Agreements

Concurrently with the merger of BTC into TIMB and, if applicable, the other transactions referred to in Section 2.8, it is envisaged that BT and TIMB or the Subsidiaries, as the case may be, will, in order to increase for BT the advantages of the merger, enter into a Long Distance services agreement, pursuant to which BT will provide such services to TIMB, or the Subsidiaries, as the case may be, and into other operational agreements. In addition, the existing agreements between BT and BTC will be reviewed and amended, or integrated into the new agreements, as necessary for their terms and conditions to reflect arms' length bases. The specific terms and conditions of each of such new agreements and of any amendments to existing agreements will be negotiated and agreed to by BT and TIMB, or the Subsidiaries, as the case may be, on an arm's length basis to the fullest extent permitted by applicable regulations and antitrust rules, and will be based on the following principles:

(a) BT will rely on the mobile network of TIMB and the Subsidiaries to continue offering its distinctive offer based on convergent services, in compliance with current regulation;

(b) BT will exploit the highest know-how of the GSM technology provided by TIMB in order to offer innovative value added services and mobile office solutions to its customers;

(c) BT will create synergies between the two distribution networks:

(1) BT will increase the capillarity of its commercial presence by exploiting the distribution network of TIMB and the Subsidiaries in Region II (more than 3.400 Points of Sale, of which more than 700 Corporate and 15 owned Points of Sale), where a range of services would be provided, from a "friendly contact point" (information on BT services) to the sale of convergent services, and

(2) BT will earn from the promotion of the services of TIMB and the Subsidiaries through its distribution network;

(d) BT will be the preferred provider of TIMB and the Subsidiaries for long distance services, on a "most favored customer" basis, to the extent permissible under applicable regulation;

(e) BT will be a preferred provider of TIMB and the Subsidiaries, for leased lines, cables and backbone transmission facilities that will be granted on a "most favored customer" basis, and subject to any requirements of non-discrimination;

(f) BT will be a preferred provider of TIMB and the Subsidiaries, on a "most favored customer" basis, for Site and Infra-Structure Sharing to support its Network rollout plan;

(g) BT and TIMB will jointly evaluate the opportunities of creating synergies from the optimization of operating processes like logistics (e.g. optima' management of network and IT spare parts using the warehouses of both operators).

6. AGREEMENTS PENDING THE MERGER

The Parties agree as follows with respect to the period between the execution of this Agreement and the consummation of the merger:

6.1 General

Each of the Parties will use all reasonable efforts to take or cause to be taken all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction of the merger conditions set forth in Section 2.10.

6.2 Operation of Business

BT (i) shall manage BTC's business in the usual, regular and ordinary course consistent with past practice and without deviation from the current budget parameters, to be prepared on a monthly basis from March to September 2005 consistently with the financial information and forecasts to be provided to the appraiser as per Section 2.3, (ii) will not declare or pay dividends or make any other distributions to shareholders, and (iii) shall not enter into any new agreements, assume new liabilities, commitments or obligations, or give any guarantees, surety bonds, endorsements, insurance or the like in excess of the equivalent to the amount of € 1 million on the date hereof for any single transaction, except in the case of a prior written approval that will not be unreasonably withheld if in the ordinary course of business.

6.3 Reasonable Access

BT and BTC shall permit the TI Parties and their respective representatives, counsel and accountants to have access at reasonable times, and in a manner so as not to interfere with the normal operations of BTC's business, to the premises, properties, financial statements and contracts of, and other relevant information pertaining to, BTC, subject to any antitrust restrictions applicable.

7. REPRESENTATIONS AND WARRANTIES RELATING TO THE BT PARTIES

The BT Parties, jointly and severally, hereby make the following representations and warranties TIMB, each of which is material to and is being relied upon by the TIMB:

7.1 Legal Status

Each BT Party is duly organized and validly existing, and has the full requisite authority (capacidade) and power to own and dispose of its assets and properties and to transact the business in which it is engaged, to do all things necessary or appropriate in respect of its business and to consummate the transactions or agreements contemplated by this Agreement.

7.2 Corporate Approvals

Each BT Party has authorized the execution and delivery of this Agreement and each of the transactions and agreements contemplated hereby. No other corporate action is necessary to authorize such execution.

7.3 Validity and Enforceability

This Agreement shall, upon its execution by the BT Parties, constitute valid and binding obligations of each such BT Party, enforceable against such BT Party, as the case may be, in accordance with its terms.

7.4 Authorizations

Other than the Authorizations and filings mentioned in Section 2.9 and except as may be required for purposes of Sections 4 and 5 above, the execution by each BT Party of this Agreement, the performance by each BT Party of its obligations hereunder and the consummation by each BT Party of the transactions or agreements contemplated hereby do not require such BT Party, as the case may be, to obtain any Authorization or to make any filing with or give any notice to any Governmental Authority or other third party.

7.5 No Conflicts

The execution and delivery by each BT Party of this Agreement do not, and the consummation of the transactions or agreements contemplated herein and the compliance with the terms hereof shall not, (i) materially conflict, (ii) result in any material violation of or default (with or without notice or lapse of time, or both), (iii) give rise to any right of

l0

termination, cancellation or acceleration of any material obligation except with respect to BNDES financing agreement executed between BT&BNDES prior to the date hereof (iv) give rise to any loss of any material right or benefit, (v) result in the creation of any Liens upon any of the material assets or properties of any of such BT Party, with or under any provision of (a) the by-laws or articles of association of such BT Party, (b) any material contract, agreement, instrument, note, bond, mortgage, indenture, deed of trust, license, lease, commitment or other arrangement to which such BT Party, is a party or by which any of its respective assets or properties are bound, or (c) any applicable Law, subject to the conditions set forth in Section 2.10(c) above.

7.6 No Broker's Fees

No agent, broker, person or firm acting on behalf of any BT Party or any of its Affiliates or related parties is, or will be, entitled to any commission or broker's or finder's fees from any of the TI Parties or BTC or any of the TI Parties' respective Affiliates, in connection with any of the transactions contemplated by this Agreement.

7.7 Permits

BTC possesses all material licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all material declarations and fílings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as now conducted ("Permits"); BTC has fulfilled and performed all of its material obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of BTC; and BTC has not received any notice of any proceeding relating to revocation or modification of any such Permit.

7.8 Taxes

All Tax returns required to be filed by BTC have been filed and all such returns are true, complete, and correct in all material respects. All material Taxes that are due from BTC have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles of Brazil, consistently applied ("(lAAP"). To the knowledge of BTC, after reasonable inquiry, there are no actual or proposed Tax assessments against BTC that would, individually or in the aggregate, have a material adverse effect on the financial standing of BTC. The accruals and reserves on the books and records of BTC in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term "Tax" and "Taxes" shall m ean all Federal, state, municipal and foreign taxes, contributions, social security payments or contributions, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

7.9 Financial Statements

The March 31, 2005, audited (or subjected to limited review) financial statements and related notes of BTC (the "Financial Statements") present fairly the financial position, results of operations and cash flows of BTC, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP. Subsequent to the dates as of which the Financial Statements were prepared (i) BTC has not incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to BTC, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the capital stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of BTC, or any payment of or declaration to pay any dividends or any other distribution with respect to BTC, (iii) none of the Working Capital accounts are deficient relative to the business needs even on an interim basis and (iv) there has not been any Material Adverse Change in the properties, earnings, assets, liabilities or financial condition of BTC (each of clauses (i), (ii) and (iii), a "Material Adverse Change"). To the knowledge of BTC after reasonable inquiry, there is no event that is reasonably Iikely to occur, which if it were to occur, would, individually or in the aggregate, have a Material Adverse Effect.

7.10 Agreements of BTC

The BT Parties represent and warrant that (i) all material agreements of BTC have been made on arms' length bases, reflecting normal market conditions, providing for adequate compensation, and that (ii) except as listed on Schedule 7.10 hereto, BTC has entered into no agreements, assumed no liabilities, commitments to pay or obligations, or given any guarantees, surety bonds, endorsements, insurance or the like in excess of an amount equivalent to € 10 million on the date hereof

7.11 Absence of Financial Liabilities

The BT Parties represent and warrant that, except for the vendor financing and the remaining SMP license fees and the accounts payable deemed debt per Section 2.3 also listed on Schedule 7.11 hereto, BTC does not have and on the Date of the Merger shall not have (i) any debt for borrowed money; (ii) any debt evidenced by debentures, notes or other similar instruments; (iii) any liabilities assumed as the deferred payment for property, authorizations, licenses or the like, conditional sale obligations, or liabilities under any title retention (reserva de domínio) agreement; (iv) liabilities of any other type of credit transaction; or (v) guarantees in respect of any indebtedness referred to in (i) through (iv).

7.12 Litigation

There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, "Proceedings"), pending or, to the knowledge of BTC, threatened in writing, that (i) either is not reflected or recorded in the Financial Statements or that may cause a Loss to BTC in excess of the equivalent of € 100,000, or (ii) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of this Agreement or any of the transactions contemplated herein.

8. REPRESENTATIONS AND WARRANTIES RELATING TO TI PARTIES

The TI Parties, jointly and severally, hereby make the following representations and warranties to BT, each of which is material to and is being relied upon by BT:

8.1 Legal Status

Each TI Party is company duly organized and validly existing under the laws of the Netherlands or Brazil, as the case may be, and has the full requisite (capacidade) and power to own and dispose of its assets and properties and to transact the business in which it is engaged, to do all things necessary or appropriate in respect of its business and to consummate the transactions or agreements contemplated by this Agreement.

8.2 Corporate Approvals

Each TI Party has authorized the execution, delivery and performance of this Agreement and each of the transactions and agreements contemplated hereby. No other corporate action (including shareholder or management approval) is necessary to authorize such execution, delivery and performance.

8.3 Validity and Enforceability

This Agreement shall, upon its execution by such TI Party, constitute the valid and binding obligation of such TI Party, enforceable against such TI Parties in accordance with its terms.

8.4 Authorizations

Other than the Authorizations and filings mentioned in Section 2.9 and except as may be required for purposes of Sections 4.1 and 5.1 above, the execution and delivery by each TI Party of this Agreement to which is or shall be a party, the performance by each TI Party of its respective obligations hereunder and the consummation by each TI Party of the transactions or agreements contemplated hereby do not require such TI Party to obtain any Authorization or to make any fíling with or give any notice to any Governmental Authority or other third party.

8.5 No Conflicts

The execution and delivery by each TI Party of this Agreement do not, and the consummation of the transactions or agreements contemplated herein and the compliance with the terms hereof shall not, (i) materially conflict, (ii) result in any material violation of or default (with or without notice or lapse of time, or both), (iii) give rise to any right of termination, cancellation or acceleration of any material obligation, (iv) give rise to any loss of any material right or benefit, (v) result in the creation of any Liens upon any of the material assets or properties of any of such TI Party, with or under any provision of (a) the by-laws or articles of association of such TI Party, (b) any material contract, agreement, instrument, note, bond, mortgage, indenture, deed of trust, license, lease, commitment or other arrangement to which such TI Party, is a party or by which any of its respective assets or properties are bound, or (c) any applicable Law, subject to the conditions set forth in Se ction 2.10 above.

8.6 No Broker's Fees

No agent, broker, person or firm acting on behalf of any TI Party or any of its Affiliates or related parties is, or will be, entitled to any commission or broker's or finder's fees from any of the BT Parties or any of the BT Parties' respective Affiliates, in connection with any of the transactions contemplated by this Agreement.

8.7 Financial Statements

The March 31, 2005, audited (or subjected to limited review) financial statements and related notes of TIMB (the "Financial Statements") present fairly the financial position, results of operations and cash flows of TIMB, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP. Subsequent to the dates as of which the Financial Statements were prepared (i) TIMB has not incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to TIMB, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the capital stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of TIMB, or any payment of or declaration to pay any dividends or any other distribution with respect to TIMB, (iii) none of the Working Capital accounts are deficient or excessive relative to the busi ness needs even on an interim basis and (iv) there has not been any Material Adverse Change in the properties, earnings, assets, liabilities or financial condition of TIMB (each of clauses (i), (ii) and (iii), a "Material Adverse Change"). To the knowledge of TIMB after reasonable inquiry, there is no event that is reasonably likely to occur, which if it were to occur, would, individually or in the aggregate, have a Material Adverse Effect.

8.8 Permits

TIMB possesses all material licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as now conducted ("Permits"); TIMB has fulfilled and performed all of its material obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of TIMB; and TIMB has not received any notice of any proceeding relating to revocation or modification of any such Permit.

8.9 Taxes

All Tax returns required to be filed by TIMB have been filed and all such returns are true, complete, and correct in all material respects. All material Taxes that are due from BTC have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. To the knowledge of TIMB, after reasonable inquiry, there are no actual or proposed Tax assessments against TIMB that would, individually or in the aggregate, have a material adverse effect on the financial standing of TIMB. The accruals)s and reserves on the books and records of TIMB in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term "Tax" and "Taxes" shall mean all Federal, state, municipal and foreign taxes, contributions, social security payments or contributions, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

8.10 Litigation

There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, "Proceedings"), pending or, to the knowledge of TIMB, threatened in writing, that (i) either is not reflected or recorded in the Financial Statements or that may cause a Loss to TIMB in excess of the equivalent of € 100,000, or (ii) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of this Agreement or any of the transactions contemplated herein.

9. INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of the Parties contained in this Agreement shall be true correct, accurate and not misleading as of the date on which they are given as well as on the Date of the Merger, and shall survive for a period of two years as of the Date of the Merger, provided that those relating to Taxes shall survive for a period of five years therefrom. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by any Party, then the relevant representations and warranties, as well as the indemnification provisions contained in this Section 9, shall survive as to such claim.

9.2 Indemnification by BT

BT shall at all times indemnify each TI Party and its respective successors and assigns, and shall at all times hold each of the foregoing persons harmless for any and all direct or indirect (excluding lost profits – lucros cessantes) liabilities, losses, damages, claims, fees, costs, expenses, interest, awards, judgments, fines and penalties (including, without limitation, disbursements or transfers of economic value for attorneys' fees, courts costs, placement of bonds or surety, judicial deposits and out-of-pocket expenses) (each, a "Loss") actually incurred or suffered by any of the foregoing persons as a result of the breach by any BT Party of any representation or warranty made in this Agreement or any covenant, obligation or agreement contained in this Agreement.

9.3 TI Parties' Indemnification

The TI Parties shall at all times indemnify BT and its respective successors and assigns and shall at all times hold each of the foregoing persons harmless for any and all direct or indirect Losses (excluding lost profits - lucros cessantes) actually incurred or suffered by any of the foregoing persons as a result of the breach by the TI Parties of any representation or warranty made in this Agreement or any covenant, obligation or agreement contained in this Agreement.

9.4 Indemnification Procedures

If any party that shall be indemnified in accordance with Sections 9.1 to 9.3 (any of such parties, an "Indemnified Party") shall incur or suffer any Loss (other than by reason of a Third Part Claim, as hereinafter defined) that may be subject to indemnification pursuant to this Agreement, such Indemnified Party shall give notice (a "Claim Notice") to the parties against which indemnification shall be sought in accordance with Sections 9.1 to 9.3 (any of such parties, an "Indemnifying Party") of any matter that the Indemnified Party believes has given or could give rise to a right of indemnification under this Agreement promptly, but in no event later than 90 (ninety) days after the Indemnified Party first learns of such claim, stating the amount of the Loss, if known, and method of computation thereof, if possible, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, and requiring prompt indemnification of such Loss from the Indemnifying Parties (any such notice, an "Indemnity Claim"). The Indemnifying Parties shall, as soon as practicably possible after receipt of such notice but in no event later than 5 (five) days from such receipt, indemnify and reimburse the Indemnified Party for the actual amount of the Loss suffered, net of any taxes or withholdings applicable to the payment or reimbursement of th e relevant amount to the Indemnified Party.

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Sections 9.1. to 9.3 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Party hereto, or any Affiliate of such Party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable, but in no event later than within 5 days of receipt of the Claim Notice (the "Dispute Period") whether the I ndemnifying Party disputes its liability to the Indemnified Party and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(b) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settle ment thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party' s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such s eparate counsel, except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party's reasonable judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines reasonably, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity with respect to such Third Party Claim and Indemnifying Party receives appropriate releases absolving it of any and all liability thereunder.

If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim, or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (b), if the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute in resolved in favor of Indemnifying Party in the manner provided in clause (c) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

(c) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration as provided hereinafter.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver un Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. The Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration as provided hereinafter.

10. TERMINATION

10.1 Termination

Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Date of the Merger by, on one side, the TI Parties (which for purposes of this Section shall act together and shall be deemed to be a single party), and, on the other side, the BT Parties (which for purposes of this Section shall act together and shall be deemed to be a single party):

(a) by mutual written agreement of the Parties hereto;

(b) by any TI Party, if any of the conditions set forth in Section 2.10 shall have become impossible of fulfillment, and shall not have been waived by the TI Parties;

(c) by any TI Party, if the merger does not occur on or prior to November 30, 2005. If, after the date of November 30, 2005, a TI Party does not terminate this Agreement, BT shall be released from the covenants from the covenants and obligations set forth in Sections 6.2 and 6.3, above;

(d) by any TI Party, upon occurrence of a direct or indirect change of Control of BTC.

10.2 Effects of Termination

In the event of termination of this Agreement pursuant to this Section 10, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party.

10.3 No Release

Termination of this Agreement notwithstanding, nothing in this Section 10 shall be deemed to release either party from any liability for any breach by such party of any of its obligations under this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

11. MISCELLANEOUS

11.1 Notices

Any notices, requests, claims, demands, instructions and other communications to be given hereunder to any party shall be in writing and delivered in person, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission with a confirmed telephonic transmission answer back, to the following addresses (or at such other address or number as is given in writing by other party to the other pursuant hereto):

If to the TI Parties:

TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.
Avenida das Américas, 3434
Bloco 1, 6.° andar
Centro Empresarial Mário Henrique Simonsen
Barra de Tijuca
Rio de Janeiro, RJ, Brazil
Attn. Mr. Mario Cesar Pereira de Araujo - fax n° +55 21 40094205

TIM INTERNATIONAL N.V.
1629 Strawinskylaan
WTC Tower B, 16th floor
1077 ZX Amsterdam, The Netherlands
Attn. Mr. Francesco Lobianco – fax n° +31 20 3011102

If to BTC (prior to the Date of the Merger):

14 BRASIL TELECOM CELULAR S.A.
SIA SUL ASP
Lote D, Bloco B, Térreo – parte
Brasília, DF, Brazil
Attn. Ms. Carla Cico (CEO) - fax n° +55 61 4151237
Attn. Mr. Sami Arap Sobrinho (General Counsel) - fax n° +55 61 4151870

If to BT:

BRASIL TELECOM S.A.
SIA SUL, ASP,
Lote D, Bloco B
Brasília, DF, Brazil
Attn. Ms. Carla Cico (CEO) - fax n° +55 61 4151237
Attn. Mr. Sami Arap Sobrinho (General Counsel) - fax n° +55 61 4151870

11.2 Effects, Amendments and Assignment

This Agreement, all of the provisions hereof and the Annexes hereto shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may be amended only upon the mutual written consent of the parties hereto. No party shall assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other party.

11.3 Confidentiality

The existence and the coming into force of this Agreement, as well as all information disclosed by any Party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other Party (or its representatives) shall be kept confidential by such other Party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that the Party disclosing such information can prove (i) it was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Public Authority having jurisdiction over the Parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other Party. If this Agreement is terminated, each Party shall use all com mercially reasonable efforts to return, upon written request from the other Party, all documents (and reproductions thereof) received by it or its Representatives from such other Party (and, in the case of reproductions, all such reproductions made by the receiving Party) that include information not within the exceptions contained in the first sentence of this Section 11.3, unless the recipients provide assurances reasonably satisfactory to the requesting Party that such documents have been destroyed.

11.4 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes any prior agreement or understanding between the parties with respect to the same matter. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein or therein.

11.5 Further Assurances

Consistent with the terms and conditions hereof, each party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other instruments, certificates, and other documents as any other party hereto may reasonably require in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.6 Third Party Beneficiaries

All rights of the TI Parties under this Agreement may be exercised by TIMB and or any of its Subsidiaries to which the clients, activities, operations, assets or liabilities of BTC are transferred, directly or indirectly, by TIMB, in any manner whatsoever, including spin-off and or merger and or sale. Except as specifically set forth or referred to herein, nothing expressed or implied is intended or shall be construed to confer upon any person, other than the Parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.7 Controlling Language

The parties may execute this Agreement in versions in the English and in the Portuguese languages, provided that the English language version of this Agreement shall be controlling for all purposes except that of the Protocol, where the Portuguese shall prevail.

11.8 Severability

In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void provision(s) with such which correspond best to the intentions of the parties hereto.

11.9 Governing Law

This Agreement (including the arbitration clause set forth in section 11.10) and the other Protocol shall be governed by, and construed in accordance with, the laws of Brazil.

11.10 Arbitration

Any dispute, controversy or claim between the TI Parties, on the one side, and the BT Parties, on the other, arising out of or relating to this Agreement and to the Protocol (including the breach, termination or invalidity hereof or thereof) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration (the "Rules") of the International Chamber of Commerce – ICC (the "Chamber"), in accordance with the provisions of this Section. For purposes of this Section or any arbitration initiated pursuant hereto, (i) the TI Parties shall always act together as a block and shall be deemed to be a single party, and (ii), prior to the Date of Merger, the BT Parties shall always act together as a block and shall be deemed to be a single party.

(a) The arbitration tribunal shall consist of three (3) arbitrators, elected and replaced in accordance with this section and with the Chamber's Rules. Each party shall appoint one (1) arbitrator, and such party-appointed arbitrators shall appoint the third arbitrator, who shall serve as the chairman of the arbitral tribunal.

(b) The party willing to initiate the arbitration shall deliver a written notice to the other party, which notice shall (i) describe in reasonable detail the dispute, controversy or claim, (ii) demand the submission of such dispute, controversy or claim to arbitration, and (iii) contain the name of the arbitrator to be appointed by such party to the arbitral tribunal.

(c) The other party shall have a period of ten (10) days as of the receipt of the notice mentioned in the preceding paragraph to appoint the second arbitrator to the arbitral tribunal. Should such party fail to timely appoint its arbitrator pursuant to this paragraph, such arbitrator shall be appointed by the Chamber pursuant to the provisions of the Rules.

(d) The two arbitrators so appointed shall, within ten (10) days as of the date on which the second arbitrator was appointed, jointly appoint the third arbitrator and chairman of the arbitral tribunal. If the two party-appointed arbitrators cannot agree on the appointment of the third arbitrator within such 10-day period, then such arbitrator shall be appointed by the Chamber, pursuant to the provisions of the Rules.

(e) The arbitration shall take place in the City of Brasilia, DF, Brazil, and the language to be used in the arbitration proceedings shall be English.

(f) The arbitrators shall not decide or render judgments in equity.

(g) The arbitration award shall be issued and delivered in the City of Brasilia, DF, Brazil , and shall contain (i) a report, including the name of the parties and a summary of the dispute submitted to arbitration; (ii) the basis and grounds of the decision, addressing the matters of fact and matters of law; (iii) the decision, in which the arbitrators shall solve the matters submitted to the arbitration and shall establish the deadline for the parties to comply with the decision, if applicable; and (iv) the date on which and the place where the arbitration award has been issued. The arbitration award shall be signed by all of the arbitrators. The arbitration award shall be final, conclusive and binding upon all parties.

(h) Prior to the institution of the arbitration, any party can seek in court the required interim, urgent, preventive or coercive measures. After the institution of the arbitration, the arbitrators shall be authorized to, at their own initiative or at the request of either party, to seek in court any required urgent, preventive or coercive measures, as per the provisions of article 22, paragraph 4, of Law No. 9,307 of September 23, 1996.

(i) Should a party resist to the institution of arbitration, such party shall be subject to a penalty in an amount equivalent to 1 million, payable to the other party, without prejudice to such other party's right to initiate the lawsuit contemplated by article 7 of Law No. 9,307/96. Any challenges by a party to the appointment of an arbitrator based on such arbitrator's suspicion or impediment shall not be deemed as resistance to the institution of the arbitration.

     IN WITNESS WHEREOF, the parties execute this instrument on the date and in the place first above written, in five (5) counterparts of same tenor and content, in the presence of the undersigned witnesses .

TIM INTERNATIONAL N.V.

/s/ Marco De Benedetti	/s/ Francesco S. Lobianco

Marco De Benedetti	Francesco S. Lobianco
Managing Director	Managing Director

TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.

Marco E. Patuano
Attorney-in-fact

BRASIL TELECOM S.A.

/s/ Carla Cico	/s/ Sami Arap Sobrinho

Carla Cico	Sami Arap Sobrinho
Chief Executive Officer	Chief Legal Officer

14 BRASIL TELECOM CELULAR S.A.

/s/ Carla Cico	/s/ Sami Arap Sobrinho

Carla Cico	Sami Arap Sobrinho
Chief Executive Officer	Chief Legal Officer

Witnesses:

1.		2.

	Name:		Name:
	RG:		RG:
	CPF:		CPF:

ANNEX 1

PROTOCOL AND JUSTIFICATION
OF THE MERGER OF 14 BRASIL TELECOM CELULAR S.A. INTO TIM BRASIL
SERVIÇOS E PARTICIPAÇÕES S.A.

     By this private instrument, 1) BRASIL TELECOM S.A., a Brazilian company with head office at SIA SUL, ASP, Lote D, Bloco B, Brasília, DF, Brazil, CNPJ/MF no. 76.535.764/0001 -43, herein represented by its Officers, [name and personal data of signing officers] (hereinafter referred to as "BRASIL TELECOM"); 2) TIM INTERNATIONAL N.V., a Dutch company with head office at 1629 Strawinskylaan WTC, Tower B, 16th floor, 1077 ZX Amsterdam, The Netherlands, herein represented by its attorney-in-fact, [name and personal data of attorney-in-fact] (hereinafter "TIMINT"); 3) 14 BRASIL TELECOM CELULAR S.A., a Brazilian wholly-owned subsidiary of BRASIL TELECOM with head office at SIA SUL ASP, Lote D, Bloco B, Térreo – parte, Brasília, DF, Brazil, CNPJ/MF no. 05.423.963/0001 -11, herein represented by its Officers, [name and personal data of signing officers] (hereinafter referred to as " BRASIL TELECOM CELUL AR"); and 4) TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A., a Brazilian company with head office at Avenida das Américas, 3434, Bloco 1, 6.° andar, Centro Empresarial Mário Henrique Simonsen, Barra de Tijuca, Rio de Janeiro, RJ, Brazil, CNPJ/MF no. 02.600.854/0001 -34, herein represented by its Officers, [name and personal data of signing officers] (hereinafter referred to as "TIM");

     WHEREAS, BRASIL TELECOM is the only shareholder of BRASIL TELECOM CELULAR;

     WHEREAS TIMINT is the controlling shareholder of TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.;

     The parties agree to enter into this Protocol and Justification of the merger of BRASIL TELECOM CELULAR into TIM, pursuant to articles 224 and 225 of Law 6,404/76, as follows:

I. REASONS AND PURPOSES OF THE OPERATION

     The merger of BRASIL TELECOM CELULAR into TIM, once implemented and followed by the other actions described below, will result in higher efficiency for BRASIL TELECOM, the only shareholder of BRASIL TELECOM CELULAR, and for TIM.

1.1 Background.

     The National Telecommunications Agency – Anatel issued a competitive bidding process in August 2002 for the award of new personal communication service ("SMP") in the D and E frequency sub-bands (the "Tender").

     BRASIL TELECOM holds (i) concessions to exploit domestic long distance ("LDN") switched fixed telephony service ("STFC") and local STFC in Region II under the General Licensing Plan ("PGO"); (ii) authorizations to exploit Local STFC and LDN STFC in Regions I and III and Sectors 20, 22 and 25 of Region II of the PGO; and authorizations to exploit International Long Distance ("LDI") STFC in Regions I, II and III of the PGO;

     BRASIL TELECOM CELULAR, a wholly-owned subsidiary (subsidiária integral) of BT, holds authorizations to render personal mobile service ("SMP") in Region Areas 5, 6, 7 covering all such Region II of the PGA-SMP, (the "BRASIL TELECOM CELULAR Authorizations") and the relevant "E" radiofrequency sub-bands associated with the BRASIL TELECOM CELULAR Authorizations (the "BRASIL TELECOM CELULAR Frequencies");

     TIMINT is the controlling shareholder of TIM, which, in turn, is the direct or indirect controlling shareholder of certain companies that hold SMP Authorizations in Regions I, II and III of the PGA-SMP and LDN STFC and LDI STFC authorizations in Regions I, II and III of the PGO;

     ANATEL, on January 16, 2004, issued Act no. 41.780, which was published in the Diário Oficial da Union on January 19, 2004. Such Act acknowledges certain regulatory overlaps regarding BRASIL TELECOM, BRASIL TELECOM CELULAR, and TIM, providing specific rules for their solution.

1.2 The Merger and Further Transactions.

     After BRASIL TELECOM CELULAR is merged into TIM, it is envisaged that its activities, assets, liabilities and clients relating to the provision of SMP are absorbed by operational subsidiaries of TIM (the "Subsidiaries").

1.3 Strategic Advantages of the Merger.

     The implementation of the merger and of the operations referred to in section 1.2 will enable the group of Telecom Italia International N.V. and BRASIL TELECOM, including BTC and TIM, to eliminate the overlapping of licenses referred to in ANATEL's Act no. 41.780/2004 and to comply with ANATEL's orders contained in such Act.
     The Brazilian market is characterized by an increasing competition on pricing. The larger, nationwide mobile players, capable of exploiting significant economies of scale, will have competitive advantages, leading to a concentration of the market. BRASIL TELECOM is aware that BRASIL TELECOM CELULAR, as a fourth entrant in only one region, will face a disadvantage in developing profitably only a regional business.

     In addition, BRASIL TELECOM, in order to retain its most valuable customers, needs to provide them a nationwide mobile offer, enriched by innovative value added services, focusing on convergent services as distinctive element.

     With the merger and the operations referred to in section 1.2 above, (i) TIM and the Subsidiaries, alter the required prior approvals of Anatel and any prior consent of CADE, will absorb the operations and customers of BRASIL TELECOM CELULAR, (ii) the Licenses will be returned to the Brazilian granting authority, and (iii) TIM' s Subsidiaries will renounce their long distance licenses and, to the extent permitted by existing regulation, rely on BRASIL TELECOM for all its long distance requirements that would be granted on a preferred customer basis (subject to any requirements of non-discrimination), providing significant additional scale to BRASIL TELECOM.

1.4 Regulatory Approvals.

     The merger and the transactions referred to in section 1.2 above must be submitted for approval of ANATEL and CADE.

1.5 Operational Agreements.

     Concurrently with the merger of BRASIL TELECOM CELULAR into TIM and the other operations referred to in section 1.2 above, it is envisaged that BRASIL TELECOM and TIM, or the Subsidiaries, as the case may be, will, in order to increase for BRASIL TELECOM the advantages of the merger, enter into a Long Distance services agreement, pursuant to which BRASIL TELECOM will provide such services to TIM, or the Subsidiaries, as the case may be, and into other operational agreements. In addition, the existing agreements between BRASIL TELECOM and BRASIL TELECOM CELULAR will be reviewed and amended, or integrated into the new agreements, as necessary for their terms and conditions to reflect arms' length bases. The specific terms and conditions of each of such new agreements and of any amendments to existing agreements will be negotiated and agreed to by BRASIL TELECOM and TIM, or the Subsidiaries, as the case may be, on an arm's length conditions respecting the existing se ctorial and antitrust regulations, and will be based on the following principles:

     a) BRASIL TELECOM will rely on the mobile network of TIM and the Subsidiaries to continue offering its distinctive offer based on convergent services in compliance with current regulation;

     b) BRASIL TELECOM will exploit the highest know-how of the GSM technology provided by TIM in order to offer innovative value added services and mobile office solutions to its customers;

     c) BRASIL TELECOM will create synergies between the two distribution networks:

          (i) BRASIL TELECOM will increase the capillarity of its commercial presence by exploiting the distribution network of TIM and the Subsidiaries in Region II (more than 3.400 Points of Sale, of which more than 700 Corporate and 15 owned Points of Sale), where a range of services would be provided, from a "friendly contact point" ( information on BRASIL TELECOM services) to the sale of convergent services, and

          (ii) BRASIL TELECOM will earn from the promotion of services of TIM and the Subsidiaries through its distribution network;

     d) BRASIL TELECOM will be the preferred provider of TIM and the Subsidiaries for long distance services and on a preferential and on a "most favored customer" basis, to the extent permissible under applicable regulation;

     e) BRASIL TELECOM will be a preferred provider of TIM and the Subsidiaries for leased lines, cables and backbone transmission facilities that will be granted on a "most favored customer" basis and subject to any requirements of non-discrimination;

     f) BRASIL TELECOM will be a preferred provider of TIM and the Subsidiaries, on a "most favored customer" basis, for Site and Infra-Structure Sharing to support its Network rollout plan;

     g) BRASIL TELECOM and TIM will jointly evaluate the opportunities of creating synergies from the optimization of operating processes like logistics (e.g. optimal management of network and IT spare parts using the warehouses of both operators).

1.6 Arficipated Results of the Merger.

For the reasons above, it is anticipated that the merger will result in increased efficiency for BRASIL TELECOM and for TIM, namely:

a) For BRASIL TELECOM:

(i) nationwide coverage in providing, whether directly or indirectly in accordance with existing regulation, telecommunication services,

(ii) enhancement of attractiveness to business customers

(iii) economies of scale,

(iv) provision of long distance services to TIM and the Subsidiaries on a preferred and non-discriminatory basis,

(v) access to value added services of TIM and the Subsidiaries,

(vi) assurance of technological evolution,

(vii) avoidance of new mobile capital expenses and start-up losses,

(viii) minimized risk;

b) For TIM:

(i) enrichment of convergent offer,

(ii) exploitment of BRT distribution network and use of the distribution network of TIM and the Subsidiaries for fixed services.

2. STATUS OF BRASIL TELECOM CELULAR PRIOR TO THE MERGER

2.1 The capital of BRASIL TELECOM CELULAR, which has been fully paid, is one billion and four hundreds million reais (R$1,400,000,000.00), divided into 1,400,000 (one million and four hundred thousands) common shares with no par value.

2.2. All shares of BRASIL TELECOM CELULAR's capital are free and clear of liens and encumbrances.

2.3 BRASIL TELECOM CELULAR is a wholly-owned subsidiary (subsidiária integral) of BRASIL TELECOM.

3. STATUS OF TIM PRIOR TO THE MERGER

3.1 The capital of TIM, which has been fully paid, is R$ 9.280.705.828,77, divided into eleven billion seven hundred thirty million five hundred twenty-three thousand one hundred thirty-two (11.730.523.131) common shares with no par value. The authorized capital of TIM is ten billion reais (R$10.000.000.000,00)

3.2 All shares of TIM's capital are free and clear of liens and encumbrances.

4. CRITERIA FOR THE EVALUATION OF BRASIL TELECOM CELULAR AND TIM, AND DATE OF THE MERGER

4.1 For purposes of determining the amount of the increase of TIM's capital and the exchange ratio of the shares of BRASIL TELECOM CELULAR, BRASIL TELECOM will hire an independent appraiser. Such appraiser will be Merrill Lynch as proposed by BRASIL TELECOM and accepted by TIMINT. Such appraiser will establish the intrinsic equity value of TIM and the intrinsic equity value of BRASIL TELECOM CELULAR as of March 31, 2005, in each case considering any intercompany debt in either BRASIL TELECOM CELULAR or TIM as equity to the extent such debt will be capitalized by the time the merger occurs. Similarly the appraiser's valuation of BRASIL TELECOM CELULAR shall not take into account any commercial arrangements between TIM and BRASIL TELECOM CELULAR entered into after the date hereof. The valuation of BTC shall take into account the effects of the indebtedness of BRASIL TELECOM CELULAR (for these purposes, any vendor financing accounts payable past due by more than 90 days and any accounts payab le with a maturity greater than 90 days from the date of this Protocol will also be considered as debt). BRASIL TELECOM CELULAR will furnish to such appraiser its audited (or subjected to limited review) March 31, 2005 financial statements, as well as the historical financial information and forecasts normally required for similar assignments, to the extent available, for such appraiser to establish BRASIL TELECOM CELULAR's intrinsic net equity value. TIM will furnish to such appraiser its audited (or subjected to limited review) March 31, 2005 financial statements, as well as the historical financial information and forecasts normally required for similar assignments, to the extent available, for such appraiser to establish TIM's intrinsic net equity value. All such information and forecasts shall be supplied to the appraiser and used by the appraiser solely for the purposes of establishing TIM's and BRASIL TELECOM CELULAR's respective intrinsic equity value, and will be subject to a confident iality agreement including a provision that the appraiser shall commit that the information and forecasts of one Party are not furnished to or shared with the other without such Party's prior consent (except to the extent unavoidably reflected in the appraisal report). BRASIL TELECOM will contractually bind such appraiser to prepare its appraisal within 30 days of the date hereof. The appraiser shall also be required to provide a fairness opinion to BRASIL TELECOM on the fairness of the consideration to be received by BT in connection with the merger of BRASIL TELECOM CELULAR into TIM. The appraiser's cost shall be borne exclusively by BRASIL TELECOM. The values determined through the appraisal must be specific point estimates and not a range or ranges.

4.2 The intrinsic equity value (as described above) of BRASIL TELECOM CELULAR as per the appraisal report will be the value of the capital increase of TIM.

5. ELEMENTS WHICH WILL FORM THE ASSETS TO BE MERGED INTO TIM.

5.1 TIM will succeed BRASIL TELECOM CELULAR in all of its rights and obligations, as provided by applicable law, including but not limited to all contracts, agreements, licenses, agreements related to leased lines, cables and backbone transmission facilities.

6. INCREASE OF TIM'S CAPITAL

6.1 It is estimated that the increase of TIM's capital will be in the amount of sixty-seven million Reais (R$ 67.000.000,00) .

6.2 The number of shares that will be issued to BRASIL TELECOM will be the number that assures BRASIL TELECOM a percentage interest in TIM after the merger equal to the ratio obtained by dividing the intrinsic equity value of BRASIL TELECOM CELULAR (resulting from the appraisal report as per 4.1 above) by the sum of the intrinsic value of TIM (resulting from the appraisal report as per 4.1 above) and that of BRASIL TELECOM CELULAR (resulting from the appraisal report as per 4.1 above), as follows:

NS = ES(IEVBTC/IEVT ),

where:

NS = number of new shares of TIM's capital that will be issued to BRASIL TELECOM

ES = number of existing shares of TIM's capital

IEVBTC = intrinsic equity value of BRASIL TELECOM CELULAR as appraised in the appraisal report which is adopted pursuant to paragraph 4 hereof

IEVT = intrinsic equity value of TIM as appraised in the appraisal report which is adopted pursuant to paragraph 4 hereof

6.3 It is estimated that, after the merger, TIM's capital will be R$ 9.347.705.828,77, consisting of 11.847.828.360 common shares, all of which with no par value. The definitive figures will be those which result from the foregoing criteria of this section 6 and the appraisal report.

7. GENERAL CONDITIONS OF THE MERGER

7.1 The shares of BRASIL TELECOM CELULAR's capital held by BRASIL TELECOM, its only shareholder, will be extinguished with the merger. The new shares of the capital of TIM that, pursuant to paragraph 6.3 hereof, are created as a result of the merger, will be attributed to BRASIL TELECOM.

7.2 The common shares created by reason of the merger will confer upon its holder the same rights currently conferred by the shares of the same type.

7.3 As a result of the merger, TIM's by-laws will be amended in order to reflect the capital increase set forth in section 6. No other amendments will be effected in TIM's by-laws.

7.4 As a result of the merger, BRASIL TELECOM CELULAR will be extinguished.

7.5 The parties may execute this Protocol in versions in the English and in the Portuguese languages, provided that the Portuguese language version of this Protocol shall be controlling for all purposes.

7.6 This Agreement shall be governed by, and construed in accordance with, the laws of Brazil.

     And, having thus agreed, the parties execute this instrument in four originals of equal form and content in the presence of the two undersigned witnesses.

Rio de Janeiro, 28 April 2005

Brasil Telecom S.A.

By: _______________________________
Name: ____________________________
Title: _____________________________

By: _______________________________
Name: ____________________________
Title: _____________________________

TIM International N.V.

By: /s/ Marco De Benedetti
Name: Marco De Benedetti
Title: Managing Director

By: /s/ Francesco Lobianco
Name: Francesco Lobianco
Title: Managing Director

14 Brasil Telecom Celular S.A.

By: _______________________________
Name: ____________________________
Title: _____________________________

By: _______________________________
Name: ____________________________
Title: _____________________________

TIM Brasil Serviços e Participações S.A.

By: _______________________________
Name: ____________________________
Title: _____________________________

By: _______________________________
Name: ____________________________
Title: _____________________________

1.	________________________________	2.	________________________________
	Name: __________________________		Name: __________________________
	Identity card no: _________________		Identity card no: _________________